Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements Nos. 333-20549, 333-65459, 333-38568, 333-88836, 333-129922 and 333-148139 on Form S-8 of our reports dated February 19, 2010, relating to the financial statements and financial statement schedule of Powerwave Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, “Income Taxes,” in 2007, and the effectiveness of Powerwave Technologies, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 3, 2010.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 19, 2010